Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Christopher Eperjesy	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	ceperjesy@arcticcat.com	612-455-1754
763-354-1791

Arctic Cat Reports Fiscal 2017 First Quarter Results

First quarter net sales totaled $104.9 million;

Net loss $0.81 per share;

Continued progress made on strategies to reposition company;

ATV/ROV dealer inventory down 9 percent;

Company maintains fiscal 2017 revenue outlook, lowers EPS guidance on a weaker powersports market, increased promotional costs and unfavorable product mix

MINNEAPOLIS, July 29, 2016 – Arctic Cat Inc. (NASDAQ: ACAT) today reported a net loss of $10.6 million, or $0.81 per share, on net sales of $104.9 million for the fiscal 2017 first quarter ended June 30, 2016. The impact of unfavorable foreign currency exchange movements year-over-year was $0.20 per share. In the prior-year quarter, Arctic Cat® reported a net loss of $1.1 million, or $0.08 per share, on net sales of $134.4 million.

Christopher Metz, Arctic Cat’s president and chief executive officer, stated: “As expected, Arctic Cat’s first-quarter sales were lower compared to the year-ago quarter. Importantly, we made progress on reducing dealer inventory, and further strengthened and expanded our dealer base, despite a weaker powersports market and continued foreign currency headwinds. However, the first-quarter per share loss was greater than anticipated, chiefly due to the timing of snowmobile shipments that shifted to the second quarter, as well as a more competitive retail environment that led to higher promotional spending than planned.”

Commenting further, Metz said: “We continue to focus on implementing our strategies and are encouraged by the significant progress we are making to reposition the company for long-term growth. We anticipate reporting stronger financial results in the second half of this fiscal year, driven by planned new product launches and contributions from our other key strategic initiatives.”

The company’s strategies to reinvigorate growth include: dramatically improving Arctic Cat’s dealer network; ramping up end-user focused new products; pursuing strategic partnerships; and creating a brand marketing powerhouse.

Arctic Cat Reports Fiscal 2017 First-Quarter Results – Page 2

First-Quarter Operating Review

Arctic Cat’s fiscal 2017 first quarter net sales were down 22.0 percent to $104.9 million versus $134.4 million in the prior-year quarter. Unfavorable foreign currency exchange reduced net sales in the quarter by approximately 1.6 percent.

Gross profit and gross profit margin in the 2017 first quarter were approximately $11.8 million and 11.2 percent, respectively, compared to $22.6 million and 16.8 percent, in the prior-year quarter. Lower sales volumes and unfavorable foreign currency exchange impact reduced gross profit by approximately $1.6 million, or $0.08 per share.

Operating expenses in the fiscal 2017 first quarter were approximately $29.1 million compared to $24.1 million in the year-ago quarter. The year-over-year increase was chiefly attributable to unfavorable foreign currency exchange rates totaling $2.7 million, with the remainder primarily due to research and development investments. Operating loss in the 2017 first quarter was $17.3 million versus an operating loss of $1.5 million in the same quarter last year.

Arctic Cat ended the 2017 first quarter with cash and cash equivalents totaling $13.5 million at June 30, 2016, compared to $20.3 million a year ago. The company continued to make investments in the business to lay the foundation for future growth and to improve efficiency.

Business Line Results

ATVs/ROVs – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and recreational off-highway vehicles (ROVs) in the 2017 first quarter totaled $43.7 million, down 17.3 percent compared to prior-year sales of $52.9 million. While sales of Arctic Cat’s side-by-side ROVs remained strong, including the Wildcat™, core ATV sales decreased as planned, as the company continued to lower core ATV inventory at its North America dealers. The company succeeded in decreasing ATV/ROV dealer inventory by approximately 9 percent in the fiscal 2017 first quarter.

As part of Arctic Cat’s aggressive new product development plans, the company introduced the first wave of its 2017 model year ATVs and ROVs, including six all-new models and a total of 27 class-leading machines for all categories of off-road work and play. These new 2017 models include the versatile and powerful HDX™ Crew six-passenger utility vehicle, the Prowler utility vehicle and the Alterra™ TRV® with 2-up passenger seating.

Commented Metz: “Consumers are very enthusiastic about our newest offerings, such as the HDX Crew and Prowler 500 utility side-by-sides. These vehicles provide innovative features at a great value. Our latest introductions are fueling sales and provide an indicator of what launching exciting new products can do for our business. Further, we continue to make progress on implementing our new product roadmap. Within the current 2017 fiscal year, we expect to unveil the first of these industry-leading new products, with continued new product introductions thereafter.”

Arctic Cat Reports Fiscal 2017 First-Quarter Results – Page 3

Snowmobiles – Snowmobile sales in the fiscal 2017 first quarter were down 30.4 percent to $40.5 million versus $58.2 million in the prior-year quarter, chiefly stemming from the timing of shipments. Commented Metz: “At our March dealer show, we launched one of our most exciting snowmobile lines in years, with many award-winning models. We believe we are well positioned for retail growth in our snowmobile business this year.”

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2017 first quarter were down 11.5 percent to $20.6 million versus $23.3 million in the prior-year quarter. The decline is primarily attributable to an overall weakening of the powersports market as well as lower pre-season sales of snow related items, resulting from poor snowfall last winter in key geographies.

Fiscal 2017 Full-Year Outlook

Commenting on the company’s outlook, Metz stated: “We face ongoing challenges in fiscal 2017, with a soft and increasingly competitive powersports marketplace, and continued foreign currency headwinds. Yet, we see tremendous growth opportunities through new product innovation and strategic partnerships. We are highly encouraged by the progress we are making in these areas and we expect contributions from each in the near future. As we invest to support our strategic initiatives, we remain intensely focused on controlling costs.”

For the fiscal year ending March 31, 2017, Arctic Cat is maintaining its estimated full-year net sales in the range of $635 million to $655 million, assuming a favorable foreign currency exchange impact on sales in the range of $2 million to $5 million. The company is lowering its anticipated fiscal 2017 full-year net earnings to range from a loss of $0.70 per share to $1.00 per share, due to a weaker powersports market, increased promotional costs and unfavorable product mix. Previously, Arctic Cat estimated its fiscal 2017 full-year net earnings to range from a loss of $0.39 per share to earnings of $0.08 per diluted share. Continued foreign currency exchange headwinds in fiscal 2017, driven by the year-over-year impact of foreign currency exchange hedge losses, are estimated to reduce net earnings in the range of $0.42 to $0.53 per share compared to fiscal 2016. The company expects to end fiscal 2017 with little to no long-term debt. For the prior fiscal 2016 full year, the company’s loss per share totaled $0.71 on net sales of $632.9 million.

“Excluding the impact of foreign currency headwinds, we expect the company’s fiscal 2017 net loss to improve by approximately $0.33 per share over fiscal 2016, at the mid-point of our earnings guidance range, as we begin to grow sales and expand gross margins,” Metz said. “Assuming macroeconomic conditions are stable, we anticipate further accelerating sales, earnings and gross margin expansion next fiscal year, as our strategic initiatives begin to take hold.”

Arctic Cat Reports Fiscal 2017 First-Quarter Results – Page 4

In the first half of fiscal 2017, Arctic Cat expects that its net sales will be down 12 percent to 15 percent, as the company continues efforts to improve dealer inventory and prepares to launch new products and other strategic initiatives. Arctic Cat expects stronger financial results in the second half of the year to be driven by new product launches that will begin in the fiscal 2017 third quarter, with the majority of new products to be launched in the fiscal 2017 fourth quarter.

Arctic Cat’s fiscal 2017 financial outlook includes the following assumptions:

•	ATV/ROV wholesale sales flat to up low-single digits; snowmobile sales down low-single digits; and PG&A sales flat to up low-single digits;

•	Positive foreign currency impact on sales for the full year in the range of $2 million to $5 million, assuming a Canadian dollar at $1.29, compared to an average rate in fiscal 2016 of $1.31;

•	Negative foreign currency exchange hedge losses for the full year in the range of $4 million to $6 million, versus foreign currency exchange hedge gains of $7.6 million in fiscal 2016, are expected to result in a net year-over-year increase in operating expenses of $12 million to $14 million. The company estimates that 70 percent to 80 percent of the net Canadian dollar exposure is hedged at an average rate of $1.34 in fiscal 2017;

•	Gross margin in the range of approximately 15.5 percent to 16.5 percent;

•	R&D expense of approximately 4.5 percent of sales, as the company continues to ramp up its investment in end-user focused new products; and

•	Capital expenditures in the range of $30 million to $35 million.

Added Metz: “Our focus this fiscal year is to continue to rebuild and reposition the company for a return to long-term growth. We remain confident in our strategic plans to turn the business around and excited about Arctic Cat’s long-term future.”

Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the conference call by phone, dial 888-438-5448 in the U.S. and Canada, or 719-457-2645 internationally. The conference ID number is 4889270. A telephone replay will be available until Friday, August 5, 2016, at 888-203-1112. To access the live webcast or webcast replay, go to www.arcticcat.com, investors, and click on the webcast icon.

About Arctic Cat

The Arctic Cat brand is among the most widely recognized and respected in the recreational vehicle industry. The company designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names. Arctic Cat Inc. is headquartered in Minneapolis, Minnesota. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Arctic Cat Reports Fiscal 2017 First-Quarter Results – Page 5

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2017 outlook, business strategy, strategic partnerships, performance opportunities, expected inventory reductions, product introductions and demand, expected expenses, market position, and the impact of foreign currency exchange rates. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the company’s Annual Report on Form 10-K for the year ended March 31, 2016, under heading “Item 1A. Risk Factors” and factors described in the company’s subsequent filings with the Securities and Exchange Commission. The company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL RESULTS FOLLOW

Arctic Cat Reports Fiscal 2017 First-Quarter Results – Page 6

ARCTIC CAT INC.

Financial Highlights

($ in thousands, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended
	June 30,
	2016	2015
Statements of Operations:
Net Sales
Snowmobile and ATV/ROV units	$84,277	$111,105
Parts, garments and accessories	20,595	23,276

Total net sales	104,872	134,381
Cost of Goods Sold
Snowmobile and ATV/ROV units	80,678	96,957
Parts, garments and accessories	12,437	14,862

Total cost of goods sold	93,115	111,819

Gross Profit	11,757	22,562
Operating Expenses
Selling and marketing	9,192	8,955
Research and development	7,858	6,003
General and administrative	12,015	9,151

Total operating expenses	29,065	24,109

Operating Loss	(17,308)	(1,547)
Other Income (Expense)
Interest income	2	—
Interest expense	(212)	(114)

Total other expense	(210)	(114)

Loss Before Income Taxes	(17,518)	(1,661)
Income Tax Benefit	(6,966)	(605)

Net Loss	$(10,552)	$(1,056)

Net Loss Per Share
Basic	$(0.81)	$(0.08)

Diluted	$(0.81)	$(0.08)

Weighted Average Shares Outstanding:
Basic	13,047	12,958

Diluted	13,047	12,958

	June 30,
	2016	2015
Selected Balance Sheet Data:
Cash and Short-term Investments	$13,509	$20,278
Accounts Receivable, net	45,039	40,088
Inventories	179,556	169,543
Total Assets	355,491	333,499
Total Current Liabilities	134,347	108,394
Long-term Debt	50,047	30,877
Shareholders’ Equity	157,887	179,501

Arctic Cat Reports Fiscal 2017 First-Quarter Results – Page 7

	Three Months Ended
	June 30,
	2016	2015	Change
Product Line Data:
Snowmobiles	$40,537	$58,231	(30.4)%
ATV/ROV Vehicles	43,740	52,874	(17.3)%
Parts, Garments & Accessories	20,595	23,276	(11.5)%

Total Sales	$104,872	$134,381	(22.0)%

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